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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549




                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 2)


                            Beazer Homes USA Inc.
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                              (Name of Issuer)


                                Common  Stock
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                       (Title of class of securities)


                                  07556Q105
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                               (CUSIP number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).



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-----------------------------                              ---------------------
CUSIP No.         07556Q105              13G                 Page  2 of  8 Pages
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]

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      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

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                   5    SOLE VOTING POWER
  NUMBER OF                           0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY                      403,300
    EACH           -------------------------------------------------------------
 REPORTING         7    SOLE DISPOSITIVE POWER
PERSON WITH                          0
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                                418,300
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      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     418,300

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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        6.37%

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                    IA, CO

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                  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !






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-----------------------------                              ---------------------
CUSIP No.     07556Q105               13G                      Page 3 of 8 Pages
-----------------------------                              ---------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Asset Management Limited

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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

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      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                Organized under the Laws of England

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                 5    SOLE VOTING POWER
                                     0
   NUMBER OF     ---------------------------------------------------------------
    SHARES       6    SHARED VOTING POWER
 BENEFICIALLY                  332,400
   OWNED BY      ---------------------------------------------------------------
     EACH        7    SOLE DISPOSITIVE POWER
  REPORTING                          0
 PERSON WITH     ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
                               347,400
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 347,400

--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      [ ]


--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.29%

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     12      TYPE OF REPORTING PERSON*
                IA, CO

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                  *  SEE INSTRUCTIONS BEFORE FILLING OUT  !






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CUSIP No.     07556Q105                   13G                 Page 4 of 8 Pages
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Item 1 (a)          Name of Issuer

                    Beazer Homes USA Inc.

Item 1 (b)          Address of issuer's principal executive offices

                    5775 Peachtree Dunwoody Road
                    Suite C-550
                    Atlanta, GA 30342

Item 2 (a)          Name of person filing

                (a) Morgan Stanley Group Inc.
                (b) Morgan Stanley Asset Management Limited

Item 2 (b)          Principal business office

                (a) 1585 Broadway
                    New  York,  New  York  10036

                (b) 25 Cabot Square
                    Canary Wharf
                    London E14 4QA
                    England

Item 2 (c)          Citizenship

                    Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)          Title of class of Securities

                    Common Stock

Item 2 (e)          Cusip No.

                    07556Q105

Item 3         (a)  Morgan Stanley Group Inc. is (e) an Investment Adviser
                    registered under section 203 of the Investment Advisers Act of 1940.

               (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4              Ownership

                    Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.






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CUSIP No.   07556Q105               13G                     Page 5 of 8 Pages
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Item 5          Ownership of 5 Percent or Less of a Class

                Inapplicable

Item 6          Ownership of More than 5 Percent on Behalf of Another Person

                Accounts managed on a discretionary basis by Morgan Stanley Asset Management Limited, a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                Inapplicable

Item 8          Identification and Classification of Members of the Group

                Inapplicable

Item 9          Notice of Dissolution of Group

                Inapplicable

Item 10         Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.






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CUSIP No.  07556Q105                    13G                    Page 6 of 8 Pages
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                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:           February  14,  1997

Signature:      /s/ PETER A. NADOSY
                ----------------------------------------------------------------

Name / Title    Peter A. Nadosy/Director Morgan Stanley Asset Management Limited
                MORGAN STANLEY ASSET MANAGEMENT LIMITED

Date:           February  14,  1997

Signature:      /s/ EDWARD J. JOHNSEN
                ----------------------------------------------------------------
Name / Title    Edward  J. Johnsen/Vice President
                Morgan Stanley & Co. Incorporated
                MORGAN STANLEY GROUP INC.



                       INDEX  TO  EXHIBITS                              PAGE


EXHIBIT  1  Agreement to Make a Joint Filing                              7


EXHIBIT  2  Secretary's Certificate Authorizing Edward J. Johnsen         8
            to Sign on behalf of Morgan Stanley Group Inc.